Exhibit 10.1

CREDIT AGREEMENT

Dated as of November 13, 2005

among

GEORGIA-PACIFIC CORPORATION,

as the Borrower,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent,

THE OTHER LENDERS PARTY HERETO,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent and Documentation Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.,

Sole Lead Arranger and Sole Book Manager

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

-i-

	ARTICLE V.
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	38
5.02	Authorization; No Contravention	38
5.03	Governmental Authorization; Other Consents	39
5.04	Binding Effect	39
5.05	Financial Statements; No Material Adverse Effect	39
5.06	Litigation	39
5.07	No Default; Burdensome Restrictions	40
5.08	Ownership of Property; Liens	40
5.09	Environmental Compliance	40
5.10	Labor Matters	40
5.11	Taxes	41
5.12	ERISA Compliance	41
5.13	Subsidiaries	42
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	42
5.15	Compliance with Laws	42
5.16	Foreign Asset Control Regulations	42

	ARTICLE VI.
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	43
6.02	Certificates; Other Information	43
6.03	Notices	45
6.04	Payment of Taxes, Etc	45
6.05	Preservation of Existence, Etc	46
6.06	Maintenance of Properties	46
6.07	Maintenance of Insurance	46
6.08	Compliance with Laws	46
6.09	Books and Records	46
6.10	Inspection Rights	47
6.11	Use of Proceeds	47
6.12	ERISA Plans	47
6.13	Environmental Compliance; Notice	47

	ARTICLE VII.
	NEGATIVE COVENANTS

7.01	Liens	47
7.02	Limitation on Sale and Leaseback Transactions	50
7.03	Exemption from Limitation on Liens and Sale and Leaseback Transactions	50
7.04	Fundamental Changes of the Borrower	51
7.05	Fundamental Changes of Subsidiary Guarantors	51
7.06	Accounting Changes	52

7.07	Margin Regulations	53
7.08	Negative Pledges, Etc	53
7.09	Change in Nature of Business	53
7.10	Financial Covenants	53

	ARTICLE VIII.
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	53
8.02	Remedies Upon Event of Default	56
8.03	Application of Funds	56

	ARTICLE IX.
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	57
9.02	Rights as a Lender	57
9.03	Exculpatory Provisions	57
9.04	Reliance by Administrative Agent	58
9.05	Delegation of Duties	58
9.06	Resignation of Administrative Agent	59
9.07	Non-Reliance on Administrative Agent and Other Lenders	59
9.08	No Other Duties, Etc	59
9.09	Administrative Agent May File Proofs of Claim	60
9.10	Releases of Subsidiary Guarantor	60

	ARTICLE X.
	MISCELLANEOUS

10.01	Amendments, Etc	61
10.02	Notices; Effectiveness; Electronic Communication	62
10.03	No Waiver; Cumulative Remedies	63
10.04	Expenses; Indemnity; Damage Waiver	64
10.05	Payments Set Aside	65
10.06	Successors and Assigns	66
10.07	Treatment of Certain Information; Confidentiality	68
10.08	Right of Setoff	69
10.09	Interest Rate Limitation	69
10.10	Counterparts; Integration; Effectiveness	70
10.11	Survival of Representations and Warranties	70
10.12	Severability	70
10.13	Replacement of Lenders	70
10.14	Governing Law; Jurisdiction; Etc	71
10.15	Waiver of Jury Trial	72
10.16	USA PATRIOT Act Notice	72

SCHEDULES

2.01	–	Revolving Loan Commitments and Applicable Revolving Loan Percentages
5.05	–	Supplement to Financial Statements
5.06	–	Litigation
5.09	–	Environmental Matters
5.10	–	Labor Matters
5.13	–	Subsidiaries
7.01	–	Existing Liens
10.02	–	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

	–	Form of
A	–	Facility Loan Notice
B	–	Revolving Loan Note
C	–	Compliance Certificate
D	–	Assignment and Assumption
E	–	Subsidiary Guaranty
F	–	Legal Opinion

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated and entered into as of November 13, 2005 among GEORGIA-PACIFIC CORPORATION, a Georgia corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accession Agreement” means an Accession Agreement to Subsidiary Guaranty in the form attached to the Subsidiary Guaranty as Annex 1.

“Act” has the meaning specified in Section 10.16.

“Administrative Agent” means GSCP in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

“Aggregate Revolving Loan Commitments” means the Revolving Loan Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Amendment” means a waiver of the applicability of the change of control definition in the Existing Facilities to the execution of the Merger Agreement or an amendment to such definition so that the execution of the Merger Agreement does not constitute a change of control under the Existing Facilities.

“Applicable Revolving Loan Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment at such time. If the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 8.02 or, if the Aggregate Revolving Loan Commitments have expired, then the Applicable Revolving Loan Percentage of each Lender shall be determined based on the Applicable Revolving Loan Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Revolving Loan Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means:

(a) with respect to Eurocurrency Rate Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Eurocurrency Rate Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0.550%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0.750%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	1.075%
Pricing Level 4	Greater than 4.00:1.0	1.475%

(b) with respect to Base Rate Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Base Rate Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	0.075%
Pricing Level 4	Greater than 4.00:1.0	0.475%

With respect to each of clauses (a) and (b) above in this definition of “Applicable Rate”, any increase or decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance

Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Applicable Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would be Pricing Level 3 or 4, as the case may be), then the Applicable Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. With respect to each of clauses (a) and (b) above in this definition of “Applicable Rate”, the Applicable Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Applicable Rate is to become effective with respect to the first Compliance Certificate that is required to be delivered pursuant to Section 6.02(a) shall be determined based upon Pricing Level 2.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means GSCP in its capacity as sole lead arranger and sole book manager.

“Asbestos Amounts” means, for any period, with respect to all asbestos-related liabilities and/or related defense costs of the Borrower and/or any of its Subsidiaries, an amount equal to the aggregate cash payments made by the Borrower or any of its Subsidiaries for such period relating to or to satisfy such liabilities and/or related defense costs, less any insurance or other proceeds received in cash by the Borrower or any of its Subsidiaries from any Person or entity other than the Borrower or any of its Affiliates for such period as reimbursement or indemnification with respect to such liabilities and/or costs.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 1, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Loan Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans pursuant to Section 8.02.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof; (b)with respect to a partnership, the board of directors of the general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into equity rights of such entity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events, other than as a result of any transaction contemplated by the Merger Agreement, by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33 1/3% or more of the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 33  1/3% or more of the combined voting power of such securities.

“Closing Date” means November 13, 2005.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Adjusted Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) the Consolidated Net Income (or loss) for such period, plus (b) without duplication of clause (a) above, other losses (or income) (whether combined or separated in the relevant financial statement) and extraordinary items (determined in accordance with GAAP) for such period, plus or minus (as determined in accordance with the last sentence in this definition) (c) the amount of the cumulative effect of accounting changes of the Borrower for such period, net of taxes, in each case as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP. For purposes of calculating Consolidated Adjusted Net Income, if the cumulative effect of accounting changes is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount will be added in the calculation thereof.

“Consolidated Adjusted Net Worth” means, as of any date of determination, the sum of (a) the Consolidated Net Worth at such date and (b) any Consolidated Goodwill Amount at such date.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Adjusted Net Income for such period plus (a) the sum of the following to the extent deducted in calculating such Consolidated Adjusted Net Income: (i) Consolidated Interest Charges for such period, (ii) all income taxes for such period, and (iii) all amounts treated as expenses for depreciation, amortization and accretion; in each case with respect to clauses (i), (ii) and (iii) above as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP, plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated EBITDA”) (b) any Asbestos Amounts for such period. For purposes of calculating “Consolidated EBITDA”, if the Asbestos Amounts is a positive number, then such amount shall be subtracted in the calculation thereof, and if the Asbestos Amounts is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the aggregate amount of all secured borrowings and short-term indebtedness, (b) the aggregate amount of all current portions of long-term indebtedness, and (c) the aggregate amount of all long-term indebtedness, in each case as such amounts would be shown on the consolidated financial statements of the Borrower as of such time prepared in accordance with GAAP.

“Consolidated Goodwill Amount” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis, if Consolidated Net Worth as of the end of any fiscal quarter of the Borrower starting with the fiscal quarter of the Borrower commencing January 4, 2004 (the “Determination Date”) has been reduced as a result of (a) any write-offs of goodwill attributable to any assets since the Determination Date or (b) any loss in the value of an asset attributable to goodwill that is incurred in connection with the sale or disposition of such asset since the Determination Date, an amount (but not to exceed $2 billion in the aggregate over the term of this Agreement) equal to the cumulative sum since the Determination Date of (without duplication) (1) the aggregate amount of all write-offs of goodwill attributable to assets of the Borrower and its Subsidiaries since the Determination Date and (2) the aggregate amount of that portion of the loss of the value of assets sold or disposed of in connection with asset sales by the Borrower and its Subsidiaries that constitutes goodwill since the Determination Date.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all amounts treated as expenses for interest, net of any interest income, as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period ending on such date to (b) Consolidated Interest Charges for the Measurement Period ending on such date.

“Consolidated Leverage Ratio” means, as of any date of determination, a quotient, expressed as a percentage, the numerator of which shall be Consolidated Funded Debt as of such date and the denominator of which shall be the Consolidated Total Capital as of such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for such period as such amount would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the total Shareholders’ Equity at such date plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated Net Worth”) the amount of accumulated other comprehensive income as of such date, in each case as such amounts would be shown on the consolidated financial statements of the Borrower as of such time prepared in accordance with GAAP. For purposes of calculating

“Consolidated Net Worth”, if the amount of accumulated other comprehensive income is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Total Capital” means, as of any date of determination, the sum of (a) Consolidated Funded Debt at such date and (b) Consolidated Adjusted Net Worth at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “ Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Revolving Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum; and (b) when used with respect to Obligations (other than Revolving Loans), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Determination Date” has the meaning specified in the definition of “Consolidated Goodwill Amount”.

“Dispose” or “Disposition” either (a) contribute, convey, transfer, lease, sell or otherwise dispose of any property or asset; or (b) make any dividend payment or distribution payable in any assets.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan:

(a) the applicable Screen Rate for such Interest Period; or

(b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans shall be denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Facilities” means that certain Credit Agreement dated as of July 2, 2004 among the Company, the other parties thereto and Bank of America, N.A., as administrative agent.

“Facility Fee Rate” means, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Facility Fee Rate
Pricing Level 1	Less than or equal to 2.25:1.0	0.200%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0.250%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	0.300%
Pricing Level 4	Greater than 4.00:1.0	0.400%

Any increase or decrease in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Facility Fee Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Facility Fee Rate Pricing Level (i.e., if such Applied Facility Fee Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Facility Fee Rate Pricing Level (i.e., if such Applied Facility Fee Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would Pricing Level 3 or 4, as the case may be), then the Facility Fee Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. The Facility Fee Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Facility Fee Rate is to become effective with respect to the first Compliance Certificate that is required to be delivered pursuant to Section 6.02(a) shall be determined based upon Pricing Level 2.

“Facility Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York for such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) on such day charged on such transactions as determined by the Administrative Agent.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fort James Corp.” has the meaning specified in Section 4.01(a)(ii).

“Fort James Operating” has the meaning specified in Section 4.01(a)(ii).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GSCP” means Goldman Sachs Credit Partners L.P. and its successors.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any specified Person at any particular time, any indebtedness of such Person, whether or not contingent and without duplication:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of bankers’ acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors;

(f) representing any Swap Obligations; or

(g) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property), if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (i) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (ii) deferred taxes.

The amount of any Indebtedness representing Swap Obligations under a Swap Contract as of any date shall be the aggregate Swap Termination Value of such Swap Contract, if and to the extent such Swap Obligations would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Facility Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond 30 days from the date hereof.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Revolving Loan Note and the Subsidiary Guaranty.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets and liabilities (actual or contingent), results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the earliest of (i) November 23, 2005, (ii) the date of effectiveness of the Amendment, (iii) the date of the closing of the merger contemplated by the Merger Agreement and (iv) the date that the Borrower obtains an effective revolving credit facility that is not in effect on the date hereof from any party (including the Lenders, the Administrative Agent or the Arranger).

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means a period consisting of four consecutive fiscal quarters of the Borrower and ending on the last day of the most recently completed fiscal quarter of the Borrower.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of November 13, 2005 among Koch Industries, Inc., Koch Forest Products, Inc., and the Borrower.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Tangible Assets” means, at any date, the aggregate amount of assets, including the amount of any receivables or other accounts of the Borrower and its Subsidiaries sold in connection with any receivables sale transaction (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and other intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Borrower and its Subsidiaries and computed in accordance with GAAP.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date the aggregate outstanding principal amount of Revolving Loans after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means any business conducted by the Borrower and its Restricted Subsidiaries on the date of this Agreement, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complimentary thereto.

“Permitted Liens” means Liens permitted or required by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning specified in Section 6.02.

“Pricing Leverage Ratio” means, as measured as of the end of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Debt at the last day of such fiscal quarter to (b) Consolidated EBITDA for the Measurement Period ending on the last day of such fiscal quarter.

“Principal Amount” means (i) in respect of any Indebtedness other than Swap Obligations, the outstanding principal amount thereof and (ii) in respect of Indebtedness representing Swap Obligations, the Swap Termination Value thereof.

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands, owned by the Borrower and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term “Principal Property” shall not include:

(a) any such mill, plant, facility or timberlands or portion thereof:

(i) which is acquired after the date of this Agreement for the disposal of solid waste, or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants; or

(ii) which in the opinion of the Board of Directors of the Borrower is not of material importance to the total business conducted by the Borrower and the Restricted Subsidiaries, considered as a whole; or

(b) any timberlands designated by the Board of Directors of the Borrower as being held primarily for development and/or sale rather than for the production of timber; or

(c) any minerals or mineral rights.

“Public Lender” shall have the meaning specified in Section 6.02.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

“Receivables Program” means, with respect to any Person, any accounts receivable securitization or commercial paper program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Revolving Loans, a Facility Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having or holding in the aggregate more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, however, that the Revolving Loan Commitment of, and the portion of the Revolving Loan Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, any vice-chairman or any of the vice presidents or the treasurer of such Person or, with respect to financial matters, the chief financial officer and the executive vice president-finance or the vice president and treasurer of such Person or, for purposes of giving a Request for Credit Extension pursuant to Sections 2.02, an assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with the Borrower and/or one or more other Restricted Subsidiaries, owns a Principal Property.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Aggregate Revolving Loan Commitments, such Lender’s Revolving Loan Commitment and (b) after the termination of the Aggregate Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower and/or one or more Restricted Subsidiaries of any Principal Property (except for leases between the Borrower and any Restricted Subsidiary, between any Restricted Subsidiary and the Borrower, or between Restricted Subsidiaries, and except for a lease for a term, including any renewal thereof, of not more than three years), which Principal Property has been or is to be sold or transferred by the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries to such Person with the intention of taking back a lease of such Principal Property.

“Same Day Funds” means immediately available funds.

“Screen Rate” means, for any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Subsidiary Guaranty (either by execution and delivery of such Subsidiary Guaranty or by execution and delivery of an Accession Agreement) and its successors and permitted assigns.

“Subsidiary Guaranty” has the meaning specified in Section 4.01(a)(ii), as supplemented from time to time by an Accession Agreement executed and delivered by the Subsidiary party thereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond price or bond index swaps or options, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or spot contracts (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means all obligations and liabilities (whether absolute or contingent) of the Borrower or any of its Subsidiaries under or pursuant to any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $100,000,000.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower other than a Restricted Subsidiary.

“Value” means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

1.02 Other Interpretive Provisions . With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Changes in Certain Financial Defined Terms. The defined terms, “Consolidated Adjusted Net Income”, “Consolidated EBITDA”, “Consolidated Funded Debt”, “Consolidated Interest Charges” and “Consolidated Net Worth”, that appear in this Agreement as of the Closing Date were created based on items that appeared or may appear in the Audited Financial Statements, the financial statements (and any notes therein) of the Borrower in existence prior to such date, and/or the books and records of the Borrower and its Subsidiaries in existence prior to such date (the “Financial Terms Items”). In addition to but not limiting Section 1.03(b), if, at any time, with respect to any of the financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b) at any time after the Closing Date, the descriptions of the Financial Terms Items or any part thereof are no longer used or have been changed in any such financial statements and as a result thereof the original intent of such defined terms as in effect as of the Closing Date have been affected, then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such defined term(s) to preserve the original intent thereof; provided that, until so amended, (i) such defined terms shall continue to be used and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of the financial ratios or requirement made before and after giving effect to such change in such defined terms.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Borrowing, the Outstanding Amount shall not exceed the Aggregate Revolving Loan Commitments. Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) (i) Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (B) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Request Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

(ii) Each Borrowing of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Borrowing of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(iii) Each conversion of Base Rate Loans to Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Each conversion of Eurocurrency Rate Loans to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each continuation of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof.

(iv) Each Facility Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Revolving Loans to be borrowed, converted or continued, (D) if applicable, the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Facility Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Facility Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Facility Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Revolving Loan Percentage of the applicable Revolving Loans. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Facility Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such

Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Loans.

2.03 [Reserved]

2.04 [Reserved]

2.05 Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Revolving Loan Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Revolving Loan Percentages.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount would exceed the Aggregate Revolving Loan Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Loan Commitments. Any reduction of the Aggregate Revolving Loan Commitments shall be applied to the Revolving Loan Commitment of each Lender according to its Applicable Revolving Loan Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Loan Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below:

(i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Revolving Loan Percentage, a facility fee in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Loan Commitments (or, if the Aggregate Revolving Loan Commitments have terminated, on the Outstanding Amount), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Each determination by the Administrative Agent of interest and fees payable by the Borrower hereunder, in the absence of manifest error, shall be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that the Administrative Agent determines that there has been an underpayment or overpayment of any of fees payable by the Borrower hereunder, the Administrative Agent shall promptly notify the Borrower and the Lenders thereof, and the Borrower shall pay to the Administrative Agent for the account of the applicable Lenders (in the case of any underpayment) or the applicable Lenders shall pay to the Administrative Agent for the account of the Borrower (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.

2.11 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note, which shall evidence such Lender’s Revolving Loans in addition to such accounts or records. Each Lender may attach schedules to a Revolving Loan Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to (x) in the case of any Borrowing of a Eurocurrency Rate Loan, the proposed date of such Borrowing or (y) in the case of any Borrowing of a Base Rate Loan, the proposed time of such Borrowing, in each case that such Lender will not make available to the Administrative Agent such Lender’s share (Applicable Revolving Loan Percentage) of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return to such Lender such funds (in like funds as received from such Lender) with interest thereon, for each day from and including the date such funds are distributed to the Administrative Agent by such Lender to but excluding the date such funds are so returned to such Lender, at the Overnight Rate; provided, however, that, if such funds are so returned to such Lender by the Administrative Agent on the same day such funds are distributed to the Administrative Agent by such Lender, then such funds shall not bear interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan or to make payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Applicable Revolving Loan Percentages, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the

Administrative Agent, such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender or to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

(d) Delay in Requests Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Loan Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Loan Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; and

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Loan Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its initial credit extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Subsidiary Guaranty. Executed counterparts of a subsidiary guaranty, duly executed by Fort James Corporation, a Virginia corporation (“Fort James Corp.”), and Fort James Operating Company, a Virginia corporation (“Fort James Operating”), in substantially the form of Exhibit E (the “Subsidiary Guaranty”), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(iii) Board Resolutions; Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) the resolutions of the Board of Directors of such Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is a party, and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by each such Loan Party with respect to each Loan Document to which such Loan Party is a party and (iii) the names and true signatures of the duly authorized officers of such Loan Party (which signatures may be either original or facsimile signatures) authorized to execute, deliver and perform with respect to each Loan Documents to which such Loan Party;

(iv) Organization Documents and Good Standing.

(A) The certificate of incorporation of each Loan Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date;

(B) A certificate of the Secretary or Assistant Secretary of each Loan Party attaching copies of the Organization Documents of such Loan Party and certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(C) Evidence satisfactory to the Administrative Agent that each Loan Party is in good standing in its state of incorporation;

(v) Legal Opinions. A favorable opinion of the General Counsel or Deputy General Counsel, internal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender substantially in the form of Exhibit F;

(vi) Consent Certificates. A certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since January 1, 2005 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that there does not exist any default or event of default or any event triggering a mandatory prepayment or offer to purchase under any other Indebtedness of the Borrower or its Subsidiaries other than defaults and events of default under the Existing Facilities caused solely by the execution of the Merger Agreement or the consummation of the transactions contemplated thereby; and

(viii) Other Items. Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any of the Lenders reasonably may require.

(b) Any fees, costs and expenses (other than those specified in subsection (c) below of this Section 4.01) required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoices have been delivered to the Borrower prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Request for Credit Extension (other than a Facility Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished pursuant to the terms of this Agreement or any other Loan Document shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default. No Default shall exist, or would result from such proposed Borrowing or the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Facility Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary:

(a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b) has all requisite corporate power and authority, partnership power and authority, or other power and authority, as the case may be, and all requisite governmental licenses, authorizations, consents and approvals to (i) own, pledge, mortgage, hold under lease and operate its properties or assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and

(c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires such qualification or license;

except in each case referred to in clause (b)(i) or (c) above in this Section, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of such Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or

(c) violate any Law applicable to such Person or to such Person’s properties.

Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i) above in this Section, except to the extent that failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition (on a consolidated basis) of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show or otherwise reflect all material indebtedness, obligations and other liabilities of the Borrower and its consolidated Subsidiaries as of the date thereof as determined in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated October 1, 2005, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition (on a consolidated basis) of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and material capital leases included in long-term debt as shown in the Audited Financial Statements determined in accordance with GAAP.

(c) Since January 1, 2005, there has been no event or circumstance or no series of related events or circumstances, in either case that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any

Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default; Burdensome Restrictions.

(a) None of the Borrower, any other Loan Party or any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(c) None of the Borrower, any other Loan Party or any Restricted Subsidiary is a party to a Contractual Obligation the performance of which would reasonably be expected to have a Material Adverse Effect.

(d) No provision or provisions of any Law applicable to any Loan Party or any Restricted Subsidiary or to any Loan Party’s or any Restricted Subsidiary’s respective properties has or would reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, there are no Liens of any nature whatsoever on (i) any Principal Properties of the Borrower or any of its Restricted Subsidiaries, (ii) any Capital Stock of the Borrower or any of its Restricted Subsidiaries, or (iii) any Indebtedness of the Borrower or any of its Restricted Subsidiaries, in each case, with respect to clauses (i), (ii) and (iii) above, other than Permitted Liens.

5.09 Environmental Compliance. Except as specifically disclosed in Schedule 5.09, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) to the knowledge of the Borrower, knows of any basis for any Environmental Liability.

5.10 Labor Matters. Except as set forth on Schedule 5.10, there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. Each of the Loan Parties and each of the Restricted Subsidiaries have filed all Federal, state, local and foreign and other material tax returns and reports required to be filed, and have paid all Federal, state, local and foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or if such non-payment (individually or in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect, or if such non-filing (individually or in the aggregate with all other such non-filings) would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries.

(a) Set forth on Schedule 5.13 is a complete and correct list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of August 9, 2005, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its incorporation or organization and the percentage of shares of each class of its securities outstanding owned by the Borrower and each other Subsidiary of the Borrower.

(b) All of the outstanding shares of equity interest, capital stock and other securities of each of the Subsidiaries of the Borrower listed on Schedule 5.13 have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary of the Borrower, free and clear of any Lien, except as otherwise permitted hereunder.

(c) No Subsidiary of the Borrower owns any shares of equity interests, capital stock or other securities of the Borrower.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock; and the Borrower will not use any proceeds of any Borrowing for any such purpose. The use of the proceeds of the Loans by the Borrower does not violate Regulation T, U, or X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Foreign Asset Control Regulations. Neither the issuance of the Revolving Loan Notes by the Borrower nor the use of the proceeds of any of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order (Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, none of the Loan Parties or any of the Subsidiaries of the Borrower: (a) is or will become a blocked person described in Section 1 of Anti-Terrorism Order; and (b) does knowingly or will knowingly engage in any dealings or transactions or be otherwise knowingly associated with any such blocked person.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent (to be promptly distributed to each Lender), with sufficient copies for the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year end for the consolidated balance sheet, the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year for the related consolidated statements of income or operations, and the corresponding portion of the previous fiscal year for the consolidated statements of cash flows, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent (to be promptly distributed to each Lender), with sufficient copies for the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the sending or filing thereof, copies of all reports, proxies or financial statements which the Borrower sends to its shareholders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, subject to any confidentiality requirements imposed by such agency in respect of disclosure of such investigation or any part thereof; and

(d) promptly, such additional information regarding the business, properties, operations or financial condition or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). If and when the Borrower desires to distribute Borrower Materials to Public Lenders, then the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03 Notices.

(a) The Borrower shall promptly and in any event within three Business Days after the Borrower becomes aware of the existence of any Default or Event of Default, notify the Administrative Agent by telephone or facsimile of such Default or Event of Default specifying the nature of such Default or Event of Default, which notice, if given by telephone, shall be promptly confirmed in writing within five Business Days.

(b) The Borrower shall promptly notify the Administrative Agent of any matter that has resulted or would result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, with sufficient copies for the Lenders. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

The Administrative Agent shall, after receipt of any such notices delivered to it pursuant to this Section 6.03, promptly deliver to each Lender a copy of such notice.

6.04 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Borrower in accordance with, and to the extent required by GAAP, or if such non-payment (individually and in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) The Borrower will preserve and maintain, and cause each Restricted Subsidiary and each Subsidiary Guarantor to preserve and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except: (i) with respect to the Borrower, in a transaction permitted by Section 7.04; (ii) with respect to any Subsidiary Guarantor, in a transaction permitted by Section 7.05(a)(i) or 7.05(a)(ii) or in a transaction in which such Subsidiary Guarantor shall be released pursuant to Section 9.10; and (iii) with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, in a transaction that is permitted or otherwise not prohibited hereunder.

(b) The Borrower will take, and cause each Restricted Subsidiary and each Subsidiary Guarantor to take, all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.06 shall prevent the Borrower or any of its Subsidiaries from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and such Subsidiaries operate; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent that the Borrower or any such Subsidiary may in its discretion determine; and provided, further, that the Borrower may maintain insurance on behalf of any of its Subsidiaries.

6.08 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. The Borrower will keep and maintain proper books of record and account, on a consolidated basis for the Borrower and its Subsidiaries, in conformity with GAAP.

6.10 Inspection Rights. The Borrower will from time to time, during normal business hours upon reasonable notice, or, if a Default or an Event of Default shall have occurred and be continuing, at any time upon notice to any Responsible Officer of the Borrower, permit the Administrative Agent, any Lender and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective Responsible Officers.

6.11 Use of Proceeds. The Borrower will use the proceeds of the Borrowings to finance the ongoing working capital and other general corporate purposes (including the making of capital expenditures but not acquisitions) of the Borrower and its Subsidiaries not in contravention of any Law applicable to the Borrower or any of such Subsidiaries or to the Borrower’s or any of such Subsidiaries’ business or property or of any Loan Document; provided that the Borrower may not use the proceeds of the Borrowings to repay Indebtedness under the Existing Facilities (but may use the proceeds of the Borrowings to pay fees and expenses in connection with the Amendment).

6.12 ERISA Plans. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain and operate each Plan and each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal law; and (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification.

6.13 Environmental Compliance; Notice. The Borrower will, and will cause each of its Subsidiaries to:

(a) endeavor to use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws; and

(b) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01 Liens. The Borrower shall not create, incur, assume or suffer to exist, and shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien upon (A) any Principal Property of the Borrower or any Restricted Subsidiary, (B) shares of Capital Stock of any Restricted Subsidiary, or (C) Indebtedness of any Restricted Subsidiary, in each case with respect to clauses (A), (B) and (C), whether now owned or hereafter acquired, without making effective provision, and the Borrower in such case will make or cause to be made effective provision, whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such other Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(a) Liens existing on the Closing Date and set forth on Schedule 7.01;

(b) Liens on any Principal Property acquired, constructed or improved after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, or pursuant to financing arrangements for which a firm commitment is made by a bank, insurance company or other lender or investor (not including the Borrower or any Restricted Subsidiary) within 120 days after, the completion of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or, in addition to Liens contemplated by Sections 7.01(c), 7.01(d) and 7.01(e), Liens on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Borrower and/or one or more Restricted Subsidiaries other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(c) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person that is merged into or consolidated with the Borrower or the Restricted Subsidiary;

(d) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time of the acquisition of the assets of such Person by the Borrower or any Restricted Subsidiary, provided, that such Liens were in existence prior to the contemplation of such acquisition;

(e) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary;

(f) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or one or more Subsidiaries;

(g) Liens in favor of a governmental unit to secure payments under any contract or statutory obligation, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto;

(h) Liens on timberlands in connection with an arrangement under which the Borrower and/or one or more Restricted Subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

(i) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired or held for such purposes of exploring for, developing or producing oil, gas or other minerals, or production therefrom (including the proceeds thereof), or material or equipment located on such property;

(j) Liens in favor of any customer arising in respect of, and not exceeding the amount of, performance deposits and partial, progress, advance or other payments made by that customer for goods produced or services rendered to that customer in the ordinary course of business;

(k) Liens on the property of the Borrower or any Restricted Subsidiary incurred or pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits, other than any Lien imposed in respect of employer plans subject to ERISA;

(l) Liens on Receivables and Related Assets to reflect sales of receivables or other accounts sold by the Borrower or any of its Restricted Subsidiaries pursuant to a Receivables Program;

(m) Liens to extend, renew or replace any Liens referred to in Sections 7.01(a) through 7.01(l) or this Section 7.01(m);

(n) Liens imposed by law, such as workers’, materialmen’s, mechanics’, warehousemen’s, carriers’, lessors’, vendors’ and other similar Liens incurred by the Borrower or any Restricted Subsidiary arising in the ordinary course of business which secure its obligations to any Person;

(o) Liens created by or resulting from any litigation or proceedings which are being contested in good faith by appropriate proceedings; Liens arising out of judgments or awards against the Borrower and/or one or more Restricted Subsidiaries with respect to which the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Borrower and/or one or more Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries are a party;

(p) Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 6.04, and landlord’s liens on property held under lease and tenants’ rights under leases; and

(q) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not materially impair the value of any parcel of property material to the operation of the business of the Borrower and its Restricted Subsidiaries taken as a whole or the value of such property for the purpose of such business.

7.02 Limitation on Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

(a) the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries, as applicable, would be entitled to incur Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the Obligations pursuant to the provisions of Section 7.01; or

(b) an amount equal to the Value of such Sale and Leaseback Transaction is applied within 180 days of the effective date of such Sale and Leaseback Transaction to:

(i) to the voluntary retirement of any Indebtedness of the Borrower or any Restricted Subsidiary incurred or assumed by the Borrower or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Borrower and/or one or more Restricted Subsidiaries) which by its terms matures on, or is extendable or renewable at the option of the obligor to, a date more than one year after the date of the incurrence or assumption of such indebtedness and which is senior in right of payment to, or ranks pari passu with, the Loans; or

(ii) to the purchase of other property that will constitute “Principal Property” having a value at least equal to the Value of such Sale and Leaseback Transaction; or

(c) the Borrower shall use the net proceeds of such sale to repay Loans hereunder.

7.03 Exemption from Limitation on Liens and Sale and Leaseback Transactions. Notwithstanding the provisions of Sections 7.01 and 7.02, the Borrower and any one or more of its Restricted Subsidiaries may nevertheless create or assume Liens or enter into Sale and Leaseback Transactions in either case that would not otherwise be permitted without securing the Obligations under or otherwise complying with said provisions, provided that the sum of the aggregate amount of all Indebtedness secured by all such Liens then outstanding (not including (i) secured Indebtedness permitted under the exceptions in Section 7.01 and (ii) Indebtedness that is secured equally and ratably with the Obligations under the provisions of the introduction to Section 7.01) and the Value of all such Sale and Leaseback Transactions then outstanding (but excluding such transactions in which Indebtedness is retired or property is purchased or Loans under this Agreement are repaid) shall not exceed 10% of Net Tangible Assets.

7.04 Fundamental Changes of the Borrower.

(a) The Borrower shall not merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Borrower may merge or consolidate with or into any Person (whether or not affiliated with the Borrower) or Dispose all or substantially all of its assets, to any other Person (whether or not affiliated with the Borrower) authorized to acquire or operate the same, so long as (a) either (i) in the case of such merger or consolidation, the Borrower is the surviving Person or (ii) if either (A) in the case of such merger or consolidation, if the Borrower is not the surviving Person, or (B) upon any such Disposition, the surviving or transferee Person expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by the Borrower pursuant to agreements reasonably satisfactory to the Required Lenders; and (b) after giving effect to such transaction, no Default or Event of Default exists and the Borrower or such surviving Person, as applicable, has demonstrated its compliance with Sections 7.10(a) and 7.10(c) to the reasonable satisfaction of the Required Lenders.

(b) If, upon any consolidation, merger or Disposition referred to in Section 7.04(a), (A) any Principal Property of the Borrower or any Restricted Subsidiary, (B) any shares of Capital Stock of any Restricted Subsidiary or (C) any Indebtedness of any Restricted Subsidiary, in each case owned immediately prior thereto would thereupon become subject to any Lien, other than Liens permitted under Section 7.01 or 7.03, without securing the Obligations, the Borrower, prior to such consolidation, merger or Disposition, will secure the due and punctual payment of the Obligations (equally and ratably with any other Indebtedness or obligations of the Borrower then, or as a result thereof to be, secured thereby) by a direct Lien on such Principal Property, shares of Capital Stock or Indebtedness, prior to all Liens other than any then existing thereon and then so permitted by Section 7.01 or 7.03.

7.05 Fundamental Changes of Subsidiary Guarantors. The Borrower shall not permit any Subsidiary Guarantor to merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that such Subsidiary Guarantor may merge or consolidate with or into the Borrower or any other Subsidiary of the Borrower, or Dispose all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower authorized to acquire or operate the same, so long as:

(a) either:

(i) in the case of such merger or consolidation, the Borrower or such Subsidiary Guarantor is the surviving Person; or

(ii) in the case of such merger or consolidation, if the Borrower or such Subsidiary Guarantor is not the surviving Person, either (A) the surviving Subsidiary is any other existing Subsidiary Guarantor; or (B) the surviving Subsidiary:

(1) expressly assumes all of the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty on the terms set forth therein and the due and punctual performance and observance of all of the covenants and conditions of the Subsidiary Guaranty to be performed by such Subsidiary Guaranty; and

(2) shall have (x) executed and delivered, or caused to be executed and delivered, to the Administrative Agent the Subsidiary Guaranty by executing and delivering an Accession Agreement, (y) provided to the Administrative Agent a favorable opinion of counsel to such surviving Subsidiary (which may be internal counsel to the Borrower) covering such matters as contained in Exhibit F with respect a Subsidiary Guarantor referenced therein, and (z) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Document as the Administrative Agent or the Required Lenders may reasonably require; or

(iii) in the case of such Disposition, the transferee is the Borrower or any other existing Subsidiary Guarantor; or

(iv) in the case of such Disposition, if the Borrower or an existing Subsidiary Guarantor is not the transferee, upon any such Disposition, the transferee Subsidiary:

(A) expressly assumes all of the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty on the terms set forth therein and the due and punctual performance and observance of all of the covenants and conditions of the Subsidiary Guaranty to be performed by such Subsidiary Guaranty; and

(B) shall have (1) executed and delivered, or caused to be executed and delivered, to the Administrative Agent the Subsidiary Guaranty by executing and delivering an Accession Agreement, (2) provided to the Administrative Agent a favorable opinion of counsel to such transferee Subsidiary (which may be internal counsel to the Borrower) covering such matters as contained in Exhibit F with respect a Subsidiary Guarantor referenced therein, and (3) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Document as the Administrative Agent or the Required Lenders may reasonably require; and

(b) after giving effect to such transaction, no Default or Event of Default exists.

7.06 Accounting Changes. The Borrower (a) shall not make, or permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted or required by GAAP or the SEC and (b) shall not, without prior notice to the Administrative Agent, designate a different fiscal year other than a fiscal year that ends on the closest Saturday to December 31 of each year.

7.07 Margin Regulations. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08 Negative Pledges, Etc. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any agreement prohibiting compliance by the Borrower with the provisions of the introduction to Section 7.01 or restricting the ability of the Borrower or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document.

7.09 Change in Nature of Business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

7.10 Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the percentage set forth opposite such fiscal quarter:

Fiscal Quarter Ending On:	Percentage
each fiscal quarter	65.00%

(b) Minimum Consolidated Adjusted Net Worth. The Borrower shall not permit the Consolidated Adjusted Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) 80% of the Consolidated Net Worth as of the end of the Borrower’s fiscal year 2003 and (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter of the Borrower (with no deduction for a net loss in any such fiscal quarter) starting with the fiscal quarter of the Borrower commencing January 4, 2004.

(c) Minimum Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or comply with any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.10, or 6.11 or Article VII; or any Subsidiary Guarantor fails to perform or comply with any term, covenant or agreement contained in Section 11(b) of the Subsidiary Guaranty (but in the case of Article VI of this Agreement referred to in such Section 11(b), Section 6.05 hereof); or

(c) Other Defaults. Any Loan Party fails to perform or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or complied with, and such failure continues unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders or otherwise; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate, document or financial or other statement delivered pursuant to the terms of this Agreement or any other Loan Document shall be prove to have been incorrect, untrue or misleading in any material respect when made or deemed made; or

(e) Cross-Default and Cross-Acceleration.

(i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness under this Agreement or any other Loan Document) having an aggregate Principal Amount equal to or greater than the Threshold Amount; or

(ii) any default or event of default occurs under the terms applicable to any such Indebtedness or Guarantee and the effect of such default or event of default results in (A) the acceleration of such Indebtedness prior to its stated maturity, (B) such Indebtedness to be demanded or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, (C) in the case of such Indebtedness representing Swap Obligations, the Swap Termination Values in respect thereof to be due and payable, or (D) such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any Restricted Subsidiary (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law; or (B) makes an assignment for the benefit of creditors; or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party or Restricted Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Loan Party or Restricted Subsidiary or to all or any material part of its property is instituted without the consent of such Loan Party or Restricted Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment or order remains unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted under the applicable Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting for or on behalf of any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare each of the Revolving Loan Commitments and the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself, and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of any Event of Default specified in Section 8.01(f)(i), 8.01(f)(ii) or 8.01(f)(iii) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law now or hereafter in effect, each of the Revolving Loan Commitments and the commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender. Notwithstanding anything else provided herein, upon the occurrence and the continuance of an Event of Default, any of the Administrative Agent and the Lenders may exercise any and all remedies available to them under law and equity.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints GSCP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (it being understood that the Administrative Agent shall remain the Administrative Agent for such thirty day period or, for such shorter period in the event that a successor has been so appointed within such thirty day period), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Manager, Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Releases of Subsidiary Guarantor.

(a) The Lenders hereby authorize and direct the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty in connection with the following circumstance to the extent such transaction complies with Section 7.05 and so long as no Default or Event of Default exists at the time of such release: such Subsidiary Guarantor makes any dividend or distribution payable in, or contributes, transfers or otherwise disposes of all or substantially all of such Subsidiary Guarantor’s assets to any of the following, so long as no material consideration is or is to be received by such Subsidiary Guarantor in connection therewith: (A) the Borrower; (B) any other existing Subsidiary Guarantor; or (C) any Subsidiary that is not an existing Subsidiary Guarantor, provided that the requirements set forth in Section 7.05(a)(iv) shall have been satisfied in all respects with respect to such transferee Subsidiary.

(b) Upon delivery by the Borrower to the Administrative Agent of an officer’s certificate of a Responsible Officer and an opinion of counsel (which may be an employee of the Borrower who is in-house counsel) to the effect that one of the events described in Section 9.10(a) has occurred in accordance with the provisions of this Agreement, the Administrative Agent will execute and deliver to the Borrower any document reasonably required in order to evidence the release of the applicable Subsidiary Guarantor from its obligations under the Subsidiary Guaranty.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender or waive any condition set forth in Section 4.02 without the written consent of each Lender;

(b) extend or increase the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate or the Facility Fee Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby, subject, however, to Section 1.03(b); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders”, “Applicable Revolving Loan Percentage”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release any of the Subsidiary Guarantors from the Subsidiary Guaranty without the written consent of each Lender, except as permitted by Section 9.10;

and, provided further, that: no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Loan Commitment of such Lender may not be increased or extended or any principal of any Loans, any interest thereon or other amounts due such Lender may not be reduced, in each case without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Facility Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Revolving Loan Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Revolving Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Loan Commitment assigned;

(iii) any assignment must be approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender, an Affiliate of the assigning Lender, or an Approved Fund with respect to the assigning Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to itself) at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement, (g) with the prior written consent of a Responsible Officer of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each of the Lenders agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant to the terms of this Agreement or any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each of the Lenders that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President - Finance and Strategy and Treasurer

Credit Agreement Signature Page

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Syndication Agent and Documentation Agent

By:	/s/ Walter A. Jackson
Name:	Walter A. Jackson
Title:	Authorized Signatory

Credit Agreement Signature Page

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Walter A. Jackson
Name:	Walter A. Jackson
Title:	Authorized Signatory

Credit Agreement Signature Page